                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant       /X/
Filed by a party other than the registrant    / /

Check the appropriate box:

/ /  Preliminary proxy statement
/ /  Confidential, for use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material under Rule 14a-12


                              HRPT PROPERTIES TRUST
                (Name of Registrant as Specified in its Charter)



           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     -------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------
(5)  Total fee paid:

     -------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

     -------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------
(3)  Filing Party:

     -------------------------------------------------------------
(4)  Date Filed:

     -------------------------------------------------------------

                             HRPT PROPERTIES TRUST
                               400 CENTRE STREET
                          NEWTON, MASSACHUSETTS 02458
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 2000

To the Shareholders of HRPT Properties Trust

    Notice is hereby given that the Annual Meeting of Shareholders of HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), will be held at 9:30 A.M. on Tuesday, May 9, 2000, at the Sheraton Newton Hotel, 320 Washington Street, Newton, Massachusetts, for the following purposes:

    1.  To elect two Trustees in Group II of the Company's Board of Trustees.

    2. To consider and act upon such other matters as may properly come before the meeting.

    The Board of Trustees has fixed the close of business on March 22, 2000 as the record date for determination of the shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Trustees,
                                          JOHN C. POPEO, SECRETARY

March 23, 2000

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

                             HRPT PROPERTIES TRUST

                               400 CENTRE STREET
                          NEWTON, MASSACHUSETTS 02458
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON TUESDAY, MAY 9, 2000

                              -------------------

                                  INTRODUCTION

    A Notice of the Annual Meeting of Shareholders (the "Meeting") of HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), is set forth on the preceding page, and there is enclosed herewith a form of proxy solicited by the Board of Trustees of the Company. The cost of this solicitation will be borne by the Company. The Company has retained Innisfree M&A Incorporated at an estimated cost of $10,000 plus reimbursement of expenses to assist in the solicitation of proxies. The Company and Innisfree M&A Incorporated will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement and related materials to, and obtain voting instructions from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. This proxy statement is being first sent to shareholders on or about March 23, 2000, together with a copy of the Annual Report to Shareholders for the year ended December 31, 1999 (including audited financial statements of the Company).

    Only shareholders of record as of the close of business on March 22, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting and/or any adjournment thereof. The outstanding shares of beneficial interest of the Company on the Record Date entitled to vote consisted of 131,934,347 common shares of beneficial interest, $.01 par value per share (the "Common Shares"). The holders of the outstanding Common Shares are entitled to one vote per Common Share.

    All Common Shares represented by valid proxies received by the Company prior to the Meeting will be counted for purposes of determining the presence of a quorum for purposes of taking action on the proposal set forth below and will be voted as specified in the proxies. If no specification is made by the shareholder, the Common Shares will be voted FOR the election of each of the Board's two nominees, as set forth below. To be elected, each of the Board's nominees set forth below must receive the affirmative vote of a majority of the Common Shares issued and outstanding. Abstentions are considered present for purposes of determining a quorum. A shareholder marking the proxy "Withhold" will not be counted as voting in favor of any nominee for Trustee. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting his or her Common Shares in person.

ITEM 1.  ELECTION OF TRUSTEES IN GROUP II OF THE BOARD OF TRUSTEES.

    The number of Trustees of the Company is currently fixed at five, and the Board of Trustees is currently divided into three groups, with two Trustees in Group I, two Trustees in Group II and one Trustee in Group III. Trustees in each Group are elected to three-year terms.

    The business of the Company is conducted under the general direction of the Board of Trustees as provided by the Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), the Amended and Restated Bylaws of the Company (the "Bylaws") and the laws of the State of Maryland, the state in which the Company was organized on October 9, 1986.

    Three of the Trustees, Patrick F. Donelan, the Rev. Justinian Manning, C.P. and Frederick N. Zeytoonjian are the Company's "Independent Trustees" within the meaning of its Declaration of Trust; that is, Trustees who are not otherwise affiliated with the Company, REIT Management & Research, Inc., which is the Company's investment advisor ("RMR"), or any other person or entity that holds in excess of 8.5% of the issued and outstanding Common Shares of the Company. Mr. Zeytoonjian was elected to the Board of Trustees on December 16, 1999 to fill the vacancy created when Dr. Bruce M. Gans resigned to become a member of the Board of Trustees of Senior Housing Properties Trust, a Maryland real estate investment trust ("SNH"). SNH was formerly a wholly-owned subsidiary of the Company. The Company distributed to its shareholders a majority of SNH's common shares on October 12, 1999.

    The Independent Trustees comprise the Audit Committee of the Board of Trustees. The Audit Committee meets with the Company's independent auditors to discuss the procedures for conducting, and the results of, audits of the Company's financial records, and recommends to the Board of Trustees the hiring or retention of independent auditors. The Company does not have a Compensation Committee or a Nominating Committee.

    During 1999, the Board of Trustees held five meetings and the Audit Committee of the Board of Trustees held three meetings. Each Trustee attended 75% or more of the total number of meetings of the Board and any Committee of which he was a member held during the period for which he was a Trustee.

    Each Independent Trustee receives an annual fee of $20,000 for services as a Trustee, plus $500 for each meeting of the Board or Board Committee attended by such Trustee. The Chair of the Audit Committee receives an additional $2,000 annually; such position rotates annually among the Independent Trustees. Each Independent Trustee also receives an annual grant of 500 Common Shares under the Company's 1992 Incentive Share Award Plan (the "Plan"). The Company reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees of the Company. The Company has also agreed to pay any Independent Trustee who brings a property to the attention of the Company a fee equal to one percent of any investment made by the Company in the property. No fees have been earned to date by any Independent Trustee with respect to any investments by the Company.

    The present Trustees in Group II are the Rev. Justinian Manning, C.P. and Gerard M. Martin. The term of the Group II Trustees elected at the Meeting will expire at the Company's 2003 Annual Meeting of Shareholders. To be elected, each nominee for Trustee of the Company must receive the vote of a majority of the Common Shares issued and outstanding. The Board of Trustees has proposed the Rev. Manning and Mr. Martin as nominees for re-election as Group II Trustees. The persons named in the enclosed proxy intend to vote such proxy for the election of each of the Board's two nominees, except to the extent that a shareholder has indicated on its proxy card that its vote should be withheld from either or both such nominees. RMR, which has voting control over 1,000,000 Common Shares, HRPT Advisors, Inc. ("Advisors"), an affiliate of RMR which owns 1,134,373 Common Shares directly, Gerard M. Martin, who owns 57,961 Common Shares directly, and Barry M. Portnoy, who owns 57,962 Common Shares directly (totaling approximately 1.7% of the Common Shares outstanding and entitled to vote at the Meeting), intend to vote in favor of the election of the Rev. Manning and Mr. Martin as the Group II Trustees.

    THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE ELECTION OF THE REV. JUSTINIAN MANNING, C.P. AND GERARD M. MARTIN AS GROUP II TRUSTEES.

    The following are the principal occupations for the last five years and the ages as of the Record Date of the two nominees for re-election as Group II
Trustees:

                      NOMINEES FOR TERMS EXPIRING IN 2003

REV. JUSTINIAN MANNING, C.P. AGE: 73

    The Reverend Justinian Manning, C.P. has been a Trustee of the Company since its organization in 1986. The Reverend Manning has been, since September 1990, the pastor of St. Gabriel's parish in Brighton, Massachusetts. He is also on the Board of Directors of Charlesview, a low and moderate income housing program. He is past Treasurer and a former Director of St. Paul's Benevolent, Educational and Missionary Institute, a New Jersey corporation, which oversees foundations in Massachusetts, Connecticut, New York, Pennsylvania, Maryland and Florida and the Institute's Overseas Missions. He was formerly on the Board of Directors of St. Paul's Monastery Manor, a congregate housing facility in Pittsburgh, Pennsylvania. He belonged to the Provincial Council of the Passionist Provincialate and is the former Director of Consolidation for the Community.

GERARD M. MARTIN AGE: 65

    Mr. Martin is a Managing Trustee of the Company. Mr. Martin is a private investor in real estate and has been a Trustee of the Company since its organization in 1986. Mr. Martin served as a Director of Horizon Healthcare Corporation ("HHC") until his resignation in July 1996. Mr. Martin has been active in the health care and real estate industries for more than 25 years as a manager, developer and builder. Mr. Martin is also a Director and 50% shareholder of each of RMR, Advisors Nursing Home Group I, Inc. ("Advisors I") and Advisors Healthcare Group, Inc. ("Advisors Healthcare"), a Director and 33% shareholder of each of Advisors Nursing Home Group II, Inc. ("Advisors II") and Advisors Nursing Home Group III, Inc. ("Advisors III") and a Managing Trustee of Hospitality Properties Trust ("HPT"), a New York Stock Exchange listed real estate investment trust which invests in hotels, and SNH, a New York Stock Exchange listed real estate investment trust which invests in senior housing properties.

    In addition to the Rev. Manning and Mr. Martin, the following persons currently serve on the Board of Trustees or as executive officers of the Company. Their principal occupations for the last five years and their ages as of the Record Date are as follows:

                              CONTINUING TRUSTEES

PATRICK F. DONELAN AGE: 57

    Mr. Donelan has been a Director of Dresdner Kleinwort Benson since 1998 and has since 1996 been an Executive Vice President of Dresdner Kleinwort Benson North America LLC, a New York-based banking institution which is a subsidiary of Dresdner Bank AG of Germany. Prior to 1996, Mr. Donelan was Chairman of Kleinwort Benson North America, Inc., a subsidiary of Kleinwort Benson Ltd. of England, which was acquired by Dresdner Bank AG in 1995. Mr. Donelan was elected to the Board of Trustees in 1998. Mr. Donelan is the Group III Trustee; his term will expire at the Company's 2001 Annual Meeting of Shareholders.

BARRY M. PORTNOY AGE: 54

    Barry M. Portnoy has been a Managing Trustee of the Company since its organization in 1986. Mr. Portnoy served as a Director of HHC until his resignation in July 1996. Mr. Portnoy is Chairman of RMR and a Director and 50% shareholder of RMR, Advisors I and Advisors Healthcare, a Director and 33% shareholder of each of Advisors II and Advisors III and a Managing Trustee of HPT and SNH. Mr. Portnoy was a partner of the law firm of Sullivan & Worcester LLP, counsel to the Company, from 1978 through March 31, 1997. Mr. Portnoy is a Group I Trustee and will serve until the Company's 2002 Annual Meeting of Shareholders.

FREDERICK N. ZEYTOONJIAN AGE: 64

    Mr. Zeytoonjian's principal occupation is, and for the last five years has been, as a real estate investor and the founder and Chief Executive Officer of Turf Products Corporation. He is also Chairman of the Board of
Yardmart.com, Inc. Mr. Zeytoonjian was elected to the Board of Trustees in December 1999 to fill the vacancy created by Dr. Gans' resignation to become a Trustee of SNH in October 1999. Mr. Zeytoonjian is a Group I Trustee and will serve until the Company's 2002 Annual Meeting of Shareholders.

                               EXECUTIVE OFFICERS

JOHN A. MANNIX AGE: 44

    John A. Mannix joined the Company as Executive Vice President in May 1998, and became President and Chief Operating Officer of the Company in October 1999. Mr. Mannix has served in various capacities with RMR and its affiliates since 1989. Prior to 1989, Mr. Mannix was employed by Grubb & Ellis, a national real estate brokerage and service firm. Mr. Mannix is a member of the Urban Land Institute and the Greater Boston Real Estate Board's Real Estate Finance Association.

JOHN C. POPEO AGE: 39

    John C. Popeo became the Treasurer, Chief Financial Officer and Secretary of the Company in October 1999 and has served as the Treasurer of RMR since December 1997. From 1996 to 1997, Mr. Popeo was a Vice President and the Controller of The Beacon Companies. Prior to 1996, Mr. Popeo was the Vice President and Controller of First Winthrop Corp. Mr. Popeo is a Certified Public Accountant.

DAVID M. LEPORE AGE: 39

    David M. Lepore has been a Senior Vice President of the Company since
May 1998 and is primarily responsible for building operations and acquisition diligence. Mr. Lepore has been employed in various capacities by RMR and its affiliates since 1992. Prior to 1992, he was employed by The Beacon Companies. Mr. Lepore is a member of the Building Owners and Managers Association and is a Certified Real Property Administrator.

JENNIFER B. CLARK AGE: 38

    Jennifer B. Clark became a Senior Vice President of the Company in December 1999 and joined RMR in July of that year. Ms. Clark is primarily responsible for leasing the Company's office properties.

Ms. Clark is an attorney and, from October 1994 through July 1999, was a partner of Sullivan & Worcester LLP, counsel to the Company.

    There are no family relationships among any Trustees and executive officers of the Company. Executive officers serve at the discretion of the Board of Trustees.

                               OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

    The Company does not have any employees; services which otherwise would be provided by employees are performed by RMR. Payments by the Company to RMR for services during 1999 are described in "Certain Relationships and Related Transactions."

    Except with respect to incentive share awards, the Company has not paid and has no current plans to pay compensation to its executive officers. RMR, which conducted the day-to-day operations of the Company during 1999, compensated Messrs. Martin, Portnoy, Mannix, Popeo and Lepore and Ms. Clark in connection with their services to RMR and to the Company. The following table provides summary long-term compensation information for restricted share awards made for the past three years to the executive officers of the Company. Ms. Clark, who was newly elected as an officer of the Company in 1999, has received no restricted share awards from the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                        RESTRICTED
                                                                                          SHARE
                NAME AND PRINCIPAL POSITION                             YEAR            AWARDS(1)
                ---------------------------                           --------          ----------
John A. Mannix(2)...........................................            1999              $18,672
  President and Chief Operating Officer                                 1998              $23,281

David J. Hegarty(3).........................................            1999              $55,268
                                                                        1998              $68,913
                                                                        1997              $55,688
                                                                        1996              $34,500

John C. Popeo(4)............................................            1999              $18,672
  Treasurer and Chief Financial Officer                                 1998              $23,281

Ajay Saini(5)...............................................            1999              $37,344
                                                                        1998              $46,563
                                                                        1997              $37,125
                                                                        1996              $34,500

David M. Lepore(2)..........................................            1999              $18,672
  Senior Vice President                                                 1998              $23,281

------------------------

(1) All incentive share awards have been granted pursuant to the Plan and provide that one-third of each annual incentive share award vests immediately upon grant and one third vests on each of the first and second anniversaries of the grant. In the event any executive officer who has been granted an incentive share award ceases to perform the duties of an officer of the Company and is no longer an officer or employee of the Company's advisor during the vesting period of such award, the Common Shares which have not yet vested may be repurchased by the Company for nominal consideration, unless vesting of these Common Shares is accelerated by the Board of Trustees. At December 31, 1999, an aggregate of 3,500, 26,700, 2,500 and 3,500 Common Shares were granted as annual incentive share awards under the Plan to Messrs. Mannix, Hegarty, Popeo and Lepore, respectively. These shares had a value of $31,500, $240,300, $22,500 and $31,500, respectively, based upon a $9.00 per share closing price for the Common Shares as reported on the New York Stock Exchange on that date. Vested and unvested Common Shares are entitled to dividends as declared by the Company. The dollar amounts shown in the table represent the number of restricted Common Shares awarded during the year shown which have vested or continue to be subject to vesting multiplied by the closing price for the Common Shares on the New York Stock Exchange on the date of grant.

(2) New officer in 1998.

(3) David J. Hegarty was the President and Chief Operating Officer of the Company until his resignation in October 1999 to become President and Chief Operating Officer of SNH.

(4) New officer in 1999.

(5) Ajay Saini was the Treasurer and Chief Financial Officer of the Company until his resignation in October 1999 to become Treasurer and Chief Financial Officer of SNH.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company does not have a standing Compensation Committee; rather, a committee comprised of the Company's Independent Trustees (the Rev. Manning and Messrs. Donelan and Zeytoonjian) makes recommendations for grants of Common Shares under the Plan and such recommendations are acted upon by the full Board of Trustees. Certain relationships between the Company and certain Trustees are described under "Certain Relationships and Related Transactions."

PERFORMANCE GRAPH--COMPARISON OF CUMULATIVE TOTAL RETURN

    The graph below shows, for the years indicated, the Company's cumulative total shareholder return on its Common Shares (assuming a $100 investment on December 31, 1994) as compared with (a) the National Association of Real Estate Investment Trust, Inc.'s index of all tax-qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange and the Nasdaq National Market System (NAREIT) and (b) the Standard & Poor's 500 Index. The graph assumes an initial investment of $100 on December 31, 1994 and reinvestment of all cash distributions on the distribution record date. In addition, the SNH shares distributed to shareholders of the Company are assumed sold on October 8, 1999 and immediately reinvested in the Company's Common Shares.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        1994   1995    1996    1997    1998    1999
HRP      100  133.13  171.06  192.58  145.98  131.38
Nareit   100  118.31  160.61  190.90  154.97  144.93
S&P      100  137.54  169.09  225.49  289.93  350.93

EXECUTIVE COMPENSATION REPORT

    HRPT Properties Trust (the "Company") developed and implemented its 1992 Incentive Share Award Plan (the "Plan") in May 1992 in recognition of the following circumstances. First, the Company's Common Shares are primarily a yield vehicle for shareholders and do not appreciate in value in the same manner as other equity securities. Therefore, a conventional stock option plan would not provide appropriate incentives for the Company's management. Second, because the executive officers of the

Company are employees of RMR and not of the Company, and receive their salary compensation from RMR, the Trustees wished to establish a vehicle which would, among other things, (a) foster a continuing identity of interest between management of the Company and its shareholders, and (b) recognize that the Company's executive officers perform certain duties on behalf of the Company, primarily with regard to shareholder relations and investor communications, which fall outside of the scope of services covered by the advisory contract between the Company and RMR. In granting incentive share awards, the Trustees consider factors such as the amount and terms of restricted Common Shares previously granted to executive officers and the amount of time spent and complexity of the duties performed by executive officers on behalf of the Company, speaking at Company conferences and road shows and making additional presentations, interfacing with analysts and preparing and distributing shareholder reports, materials, statements and other information. The Trustees have imposed vesting restrictions and may impose vesting and other conditions on the granted Common Shares.

    In 1999, Mr. Mannix, President and Chief Operating Officer of the Company, received a grant of 1,250 Common Shares under the Plan, 416 of which vested immediately upon grant and 417 of which will vest on each of the first and second anniversaries of the date of the grant. In 1999, Mr. Hegarty, who was President and Chief Operating Officer of the Company until his resignation in October 1999 to become President and Chief Operating Officer of SNH, received a grant of 3,700 Common Shares under the Plan, 1,234 of which vested immediately upon grant and 1,233 of which will vest on each of the first and second anniversaries of the date of the grant. In 1999, Mr. Popeo, Treasurer and Chief Financial Officer of the Company, received a grant of 1,250 Common Shares under the Plan, 416 of which vested immediately upon grant and 417 of which will vest on each of the first and second anniversaries of the date of the grant. In 1999, Mr. Lepore, a Senior Vice President of the Company, received a grant of 1,250 Common Shares under the Plan, 416 of which vested immediately upon grant and 417 of which will vest on each of the first and second anniversaries of the date of grant. The determination of the number of Common Shares granted to these individuals was not specifically based on an estimate of the Company's performance, but instead was based on the fair market value of the Common Shares so granted, the number of Common Shares previously granted to each such individual and the Board's opinion as to the value of the "outside" services to the Company, as discussed above, performed by these officers.

                                          BOARD OF TRUSTEES
                                          Patrick F. Donelan
                                          Rev. Justinian Manning, C.P.
                                          Gerard M. Martin
                                          Barry M. Portnoy
                                          Frederick N. Zeytoonjian

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Common Shares by each person known to the Company to be the beneficial owner of more than 5% of the Common Shares, each Trustee and executive officer of the Company, and all Trustees and executive officers of the Company as a group, as of the Record Date.

                                                                            BENEFICIAL OWNERSHIP
                                                                       -------------------------------
                                                                        NUMBER
                          NAME                                         OF SHARES              PERCENT
                          ----                                         ---------              --------
Jennifer B. Clark........................................                      0                  *
Patrick F. Donelan(1)....................................                  1,000                  *
David J. Hegarty(2)......................................                 26,700                  *
David M. Lepore..........................................                  3,500                  *
Rev. Justinian Manning, C.P.(1)..........................                  4,000                  *
John A. Mannix(3)........................................                  3,976                  *
Gerard M. Martin(4)......................................              2,192,334                1.7%
John C. Popeo............................................                  2,500                  *
Barry M. Portnoy(4)......................................              2,192,335                1.7%
Ajay Saini(5)............................................                 13,500                  *
Frederick N. Zeytoonjian(1)..............................                    500                  *
All Trustees and executive officers as a group
  (nine persons) (3)(4)..................................              2,305,972                1.7%

------------------------

* Less than 1% of the Company's outstanding Common Shares.

 (1) Each of the Independent Trustees receives annual grant of 500 Common Shares as part of his annual compensation.

 (2) David J. Hegarty was the President and Chief Operating Officer of the Company until his resignation in October 1999 to become President and Chief Operating Officer of SNH.

 (3) Includes shares acquired under the Company's Dividend Reinvestment Plan.

 (4) Advisors, which is wholly owned by Messrs. Martin and Portnoy, owns 1,134,373 Common Shares directly. Solely in its capacity as successor voting trustee of a voting trust agreement, RMR, which is also wholly owned by Messrs. Martin and Portnoy, exercises voting control over 1,000,000 Common Shares owned by AMS Properties, Inc. and pledged to SNH to secure the obligations of Mariner Post-Acute Network, Inc. and its affiliates to SNH. Mr. Martin owns 57,961 Common Shares directly, and Mr. Portnoy owns 57,962 Common Shares directly.

 (5) Ajay Saini was the Treasurer and Chief Financial Officer of the Company until his resignation in October 1999 to become Treasurer and Chief Financial Officer of SNH.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company is a party to an advisory agreement with RMR (the "Advisory Agreement"), under which RMR provides investment and administrative services to the Company. RMR is owned by Messrs. Martin and Portnoy. The Advisory Agreement provides for an annual base advisory fee equal to 0.70% of the Company's Average Invested Capital, as defined in the Advisory Agreement, up to $250 million, and 0.50% of Average Invested Capital exceeding $250 million; and an annual incentive fee, calculated on the basis of 15% of the increase in funds from operations from the prior year on a fully diluted basis, but no more than $.01 per fully diluted Common Share outstanding. All incentive fees which may be earned by RMR will be paid in Common Shares. The base advisory fee paid to RMR for fiscal year 1999 was $15.4 million, of which approximately $333,600 was attributable to investments in the Advisors Healthcare Entities described below. The incentive fee award for fiscal year 1999 was $215,000, paid in February 2000 by the issuance of 26,221 Common Shares having a market value at December 31, 1999 of $236,000.

    The Company is also a party to property management agreements with RMR (collectively, the "Property Management Agreement"), under which RMR provides property management services for the Company's office buildings. Fees paid to RMR under the Property Management Agreement are based on a formula (generally 3% of gross collected rents as an annual management fee and 5% of gross construction costs as a construction management fee) relating to the buildings under its management. The Company and Garage Management, Inc. ("GMI"), a Delaware corporation owned by Messrs. Martin and Portnoy, are parties to a parking operation management agreement (the "Parking Management Agreement") pursuant to which GMI provides parking management services for garages associated with certain of the Company's properties. Under the Parking Management Agreement, the Company has agreed to pay GMI a monthly management fee of 3% of gross monthly parking receipts. The Company paid RMR, GMI and their affiliates $9.8 million in total management fees in 1999.

    Messrs. Martin and Portnoy are principal shareholders of Advisors I, Advisors II, Advisors III and Advisors Healthcare (collectively, the "Advisors Healthcare Entities"). Prior to the Company's spin-off of SNH described below, the Company leased 15 senior housing properties to the Advisors Healthcare Entities. During 1999, the Company and certain of the Advisors Healthcare Entities sold their respective interests in 12 such properties to an unaffiliated party for an aggregate consideration of approximately
$74.6 million. The Company has been holding the total net proceeds of such sale pending the final determination of the allocation of the proceeds among the Company and the other sellers based on the relative values of the properties sold by each and the completion of customary closing allocations. The allocation of the proceeds among the Company and the other sellers is to be made by agreement between the Company, acting by its Independent Trustees, and the other sellers. In 1992, the Company extended a $4 million line of credit to one of the Advisors Healthcare Entities. At December 31, 1998 and the date of the closing of the sale, there was $1 million outstanding under this agreement. At
December 31, 1999, no amounts were outstanding. The Company's interest in the three remaining senior housing properties leased to one of the Advisors Healthcare Entities was transferred to SNH as a part of the Spin-Off, as described below. The lease and loan transactions with the Advisors Healthcare Entities were based on market terms generally similar to the Company's lease agreements with unaffiliated third parties. Rent and interest paid to the Company by the Advisors Healthcare Entities was $5.9 million in 1999.

    Until March 31, 1997, Mr. Portnoy was a partner in the firm of Sullivan & Worcester LLP, counsel to the Company and to HPT, SNH, RMR, the Advisors Healthcare Entities, GMI and affiliates of each of the foregoing, and in 1999 Mr. Portnoy received payments from that firm in respect of his retirement. Ms. Clark was also a partner in that firm until July 1999.

    Messrs. Martin and Portnoy each have material interests in the transactions between the Company and each of the Advisors Healthcare Entities, RMR, Advisors and GMI. To the extent that the terms of the Company's investments in properties owned or leased by the Advisors Healthcare Entities have been negotiated among related parties, they have not been determined on an arm's length basis. Investment terms, however, have been based upon independent appraisals of the properties, where available, but the

Company has historically placed a greater emphasis on what it believes to be more determinative factors such as cash flow available for rent and debt service. All existing business relationships between the Company, on the one hand, and RMR, Advisors, the Advisors Healthcare Entities, GMI and/or their affiliates, on the other hand, have been approved by, and, unless and until any such company no longer has relationships with the Company or its affiliates which are the same or similar to those described above, all such future relationships will be submitted for approval by, majority vote of the Independent Trustees.

    Mr. Donelan is a Director of Dresdner Kleinwort Benson and an Executive Vice President of Dresdner Kleinwort Benson North America LLC, the agent and a lender under the Company's $500 million revolving bank credit facility which currently matures in 2002. The Company uses the facility for interim acquisition funding and for working capital borrowings. The facility provides for interest on advances at LIBOR plus a spread, as well as for certain alternate interest rates, and the lenders and agents under the facility are entitled to receive certain fees.

    On October 12, 1999, the Company distributed 13.2 million shares of its subsidiary, SNH, to its shareholders of record on October 8, 1999 (the "Spin-Off"). In June and July 1999, the Company transferred title to 93 senior housing investments to certain 100% owned real estate investment trust subsidiaries of the Company (other than SNH). On September 1, 1999, the Company transferred 100% of the ownership of its senior housing subsidiaries to SNH. In consideration of these share transfers, SNH and one of its subsidiaries agreed to pay $200 million to the Company.

    In order to evidence the actions necessary to effect the Spin-Off, and to govern their relations after the Spin-Off, the Company and SNH entered into a Transaction Agreement in October 1999. Pursuant to the terms of the Transaction Agreement, the Company made an additional cash capital contribution to SNH in the amount of $18.5 million, which equals the sum of $1 million plus $169,500 times the number of days from and including July 1, 1999 to and including the Spin-Off date. In addition, the Company agreed to indemnify SNH with respect to any liability relating to any property transferred to SNH which arises from litigation pending at the time of the Spin-Off, and SNH agreed to indemnify the Company from any liability relating to any property transferred by the Company to SNH which arises after the Spin-Off.

    Pursuant to the terms of the Transaction Agreement, the Company and SNH have agreed that so long as (i) the Company remains a more than 10% shareholder of SNH; (ii) the Company and SNH engage the same investment advisor; or (iii) the Company and SNH have one or more common managing trustees; then the Company will not invest in properties involving senior housing without the prior consent of SNH's independent trustees, and SNH will not invest in office buildings, including medical office buildings or clinical laboratory buildings, without the prior approval of the Independent Trustees. Should an investment involve both senior housing and office components, the character of the investment will be determined by building area, excluding common areas, unless the boards of both SNH and the Company otherwise agree at the time. These provisions do not apply to any investments held by the Company at the time of the Spin-Off.

    The Company has agreed not to sell any of its retained 12.8 million SNH shares for a period of at least one year following the Spin-Off without the consent of SNH's independent trustees.

CERTAIN LITIGATION

    As previously disclosed, in early 1995 the Company commenced an action in Florida state court to collect on a secured indemnity agreement from a former tenant and mortgagor, together with certain related parties (collectively, the "Former Tenant"). In May 1995 the Former Tenant filed a counterclaim and third-party complaint against the Company and others, including
Messrs. Martin and Portnoy, Advisors and Sullivan & Worcester LLP, seeking, among other things, to set aside the indemnity agreement and to recover substantial damages. After a Massachusetts state court ordered the dispute to arbitration and a Florida court stayed further proceedings pending arbitration, the Former Tenant brought a separate action against the Company in the United States District Court for the District of Massachusetts and realleged many of the same allegations made in the counterclaims and third-party complaints previously brought by them in response to the Company's original action, and added allegations of violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10b-5 promulgated thereunder and violations of 18 U.S.C. Section1962 (RICO). In September 1996, the United States District Court for the District of Massachusetts ordered the case brought by the Former Tenant dismissed and all disputes between the Former Tenant and the Company referred to arbitration.

    The arbitration is proceeding, and although the amount of damages claimed by the Former Tenant is material, all claims of the Former Tenant against the Company were dismissed in January 1999, except a basic claim for common law fraud. The arbitrators' ruling, dismissing all but one claim against the Company, both narrows substantially the scope of claims pending against the Company and diminishes greatly the risk of the Former Tenant being able to hold the Company liable for (i) attorneys fees and costs, or (ii) multiple damages, should the Former Tenant prevail on its sole remaining claim against the Company. The Company continues to pursue its indemnity claims in the arbitration.

    As the Company has previously disclosed, certain related cases have also been filed by creditors or assignees of the Former Tenant. The amounts of damages claimed by the creditors or assignees of the Former Tenant are material. The Company will defend the claims of the creditors or assignees of the Former Tenant in these related proceedings, currently pending in Massachusetts Superior Court. The outcome of the arbitration and the related pending claims and proceedings cannot be predicted.

    The Declaration of Trust provides that Trustees of the Company shall be indemnified in certain circumstances by the Company in connection with claims asserted against them by reason of their status, subject to various limitations contained in the Declaration of Trust. Were Messrs. Martin and Portnoy to be held liable in the proceedings described above, they may have a claim for indemnification from the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's Trustees and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Trustees and greater than 10% shareholders are required to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1999 fiscal year, all filing requirements applicable to its executive officers, Trustees and greater than 10% shareholders were met.

                                    AUDITORS

    The Company is not required to submit the selection of its auditor to a vote of shareholders. The Company's independent auditor since its organization in 1986 has been Ernst & Young LLP or its predecessors.

    A representative of Ernst & Young LLP is expected to be present at the Meeting, with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from shareholders who are present at the Meeting.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the Company's 2001 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices not later than November 24, 2000.

    In order to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, notice of a shareholder proposal intended for presentation at the Company's 2001 Annual Meeting of Shareholders made outside Rule 14a-8 under the Exchange Act must be received by the Company no later than February 28, 2001, and no earlier than January 9, 2001, and must be made in accordance with the provisions, requirements and procedures set forth in the Company's Bylaws.

    TGT Capital Partners, L.P., Lehman TGT Capital Fund, Ltd. and Bruce Goldsmith, Inc. have proposed to the Company the nomination of Robert D. Krumme for election as a Trustee at the Annual Meeting on May 9, 2000. Mr. Krumme, age 61, is an attorney who has been principally employed during the past five years as President of Corporate Management Group, a private business consulting company. The Board of Trustees has determined not to endorse the nomination of Mr. Krumme.

                                 OTHER MATTERS

    As of this time, the Board of Trustees knows of no other matters to be brought before the Meeting. However, if other matters properly come before the Meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their discretion as to such matters.

                                          By Order of the Board of Trustees
                                          JOHN C. POPEO, SECRETARY

Newton, Massachusetts
March 23, 2000

                              HRPT PROPERTIES TRUST
                 400 Centre Street, Newton, Massachusetts 02458

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder of HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), hereby appoints JOHN A. MANNIX, GERARD M. MARTIN and BARRY M. PORTNOY, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held at the Sheraton Newton Hotel, 320 Washington Street, Newton, Massachusetts on Tuesday, May 9, 2000 at 9:30 a.m., and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for trustee and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?


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



/X/  PLEASE MARK VOTES
AS IN THIS EXAMPLE

                HRPT PROPERTIES TRUST                   1. Election of Trustees in Group II:   For All     With-     For All
                                                                                               Nominees    hold       Except

                                                             Rev. Justinian Manning, C.P.       [ ]        [ ]         [ ]
                                                             Gerard M. Martin

                                                           If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.

                                                        2. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

                                                           Mark box at right if an address change or comment has been  [ ]
                                                           noted on the reverse side of this card.
CONTROL NUMBER:

RECORD DATE SHARES:

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.                DATE
-------------------------------------------                ----



Shareholder sign here                                      Co-owner sign here



DETACH CARD                                                                                                          DETACH CARD
